EXHIBIT 15.1

Letter Re Unaudited Interim Financial Information

November 15, 2004

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA  92121

Re:  Registration Statement No. 333-82074

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 29, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

San Diego, California